Exhibit 99.1

12500 West Creek Parkway Richmond, VA 23238

NEWS RELEASE	Investor Contact:	Media Contact:
For Immediate Release	Michael Neese	Joe Vagi
Sept. 22, 2016	Vice President,	Manager,
	Investor Relations	Corporate Communications
	804.287-8126	804.839.4995
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Names Tom Ondrof Executive Vice President & Chief Financial Officer

RICHMOND, Va. – Performance Food Group Company (PFG) (NYSE: PFGC) today announced that Tom Ondrof will join PFG as Executive Vice President & Chief Financial Officer, effective Oct. 1, 2016.

Ondrof will lead PFG’s corporate finance department and oversee accounting, tax, treasury, investor relations and financial planning. As a member of the executive leadership team, he will report directly to George Holm, PFG President & CEO.

Ondrof joins PFG following a 24-year career with Compass Group North America, a $14-billion global leader in contract foodservice and a subsidiary of London-based Compass Group plc. During his tenure he served as Director of Financial Planning (1991-1996), Corporate Controller (1996-1999) and Chief Financial Officer (1999-2010). He was named Chief Strategy Officer in 2010 before serving in his most recent position of Chief Development Officer from 2013-2015.

“Tom Ondrof is the ideal executive to lead our finance function, and we’re fortunate to have someone of his caliber play a key role on our executive leadership team,” said Holm. “Tom is a seasoned business leader who combines extensive foodservice experience with a significant background in strategic executive positions. While serving as CFO of Compass, he helped achieve exceptional revenue and profit growth.”

Ondrof succeeds Bob Evans, who is retiring after serving as CFO for seven years. “Bob Evans led PFG in its critical transition from a private company to a public company with a very successful IPO and an enhanced capital structure,” added Holm. “He leaves us with a very solid financial foundation and we wish him the best.”

Ondrof holds a bachelor’s degree in accounting from Wake Forest University and an MBA degree from the University of Georgia. He is a Certified Public Accountant, Certified Management Accountant and serves on the Board of Visitors for the Wake Forest University School of Business.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 71 distribution centers to over 150,000 customer locations across the United States. PFG’s 13,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

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